Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282556

PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated October 16, 2024)

Up to 660,000 Ordinary Shares
Up to 1,705,798 Ordinary Shares by the Selling Securityholders
Up to 21,112 Warrants by the Selling Securityholders

This Prospectus Supplement No. 4 updates, amends, and supplements the prospectus dated October 16, 2024 (as amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282556). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2024 (the “Report”). Accordingly, we have included the Report in this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

New Silexion’s ordinary shares and warrants are listed on The Nasdaq Stock Market LLC under the symbols “SLXN” and “SLXNW,” respectively. On December 9, 2024, the last reported sales price of the ordinary shares was $2.68 per share, and on December 9, 2024, the last reported sales price of the warrants was $0.015 per warrant.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company disclosure and reporting obligations. See “Prospectus Summary — Implications of Being a Smaller Reporting Company and Emerging Growth Company” in the Prospectus for additional information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 10, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2024

Silexion Therapeutics Corp
(Exact name of registrant as specified in its charter)

Cayman Islands	001-42253	N/A
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

12 Abba Hillel Road Ramat-Gan, Israel	5250606
(Address of principal executive offices)	(Zip Code)

+972-8-6286005
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.0001 per share	SLXN	The Nasdaq Stock Market LLC
Warrants exercisable for Ordinary Shares at an exercise price of $11.50 per share	SLXNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Independent Director

On December 10, 2024, the Board of Directors (the “Board”) of Silexion Therapeutics Corp (the “Company”) appointed Professor Amnon Peled to the Board as an independent director. Professor Peled will serve for a term that lasts until the Company’s next annual general meeting, and will fill the Board seat vacated by Ilan Shiloah, who had resigned in September 2024.

Professor  Peled will serve on each of the audit, compensation, and corporate governance and nominating committees of the Board, and has been affirmed by the Board to (i) be an “independent director” as defined by Nasdaq Listing Rule 5605(b)(1) and (ii) meet the further requirements for audit committee and compensation committee service contained in Nasdaq Listing Rules 5605(c)(2)(A) and 5605(d)(2)(A), respectively, including under Rules 10A-3 and 10C-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Professor Peled’s appointment to the audit committee is expected to remedy the Company’s Nasdaq listing deficiency related to the composition of the audit committee, by bringing to three the number of qualified directors serving on that committee. As previously disclosed, on November 19, 2024, the Company had been notified by The Nasdaq Stock Market LLC that, as a result of the resignation of Ilan Shiloah from the audit committee, the Company was not in compliance with Nasdaq’s audit committee composition requirements as set forth in Nasdaq Listing Rule 5605(c)(2)(A), which required the Company to have three qualified members of the audit committee.

Biographical information with respect to Professor Peled is set forth immediately below:

Amnon Peled, PhD, has served as an associate professor at Hadassah Medical Center, Jerusalem since August 2000. Professor Peled also served as Director of the Gene Therapy Institute at Hadassah Medical Center from October 2021 to February 2024. He specializes in cytokine research, hematopoietic stem cell biology, inflammation, and cancer, leading the development of therapies now in Phase II/III trials. Professor Peled served as Founder and CEO of Biokine Therapeutics, and as its Chief Scientific Officer, from July 2000 to February 2024, where he advanced the CXCR4 antagonist BKT140/BL8040. Prof. Peled is an author of over 100 publications and holder of 200+ patents and patent applications, and holds a Bachelor’s degree in agriculture from the Hebrew University of Jerusalem, a Master’s degree in cell biology and histology from Tel Aviv University, and a Ph.D. from the Weizmann Institute. He completed postdoctoral training at Harvard Medical School and the Weizmann Institute.

There are no arrangements or understandings between Prof. Peled and any other person pursuant to which he was selected as a director, and there have been no transactions since the beginning of the Company’s last fiscal year, nor are there any currently proposed transactions, regarding Prof. Peled that are required to be disclosed under Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

On December 10, 2024, the Company issued a press release announcing Professor Peled’s appointment to the Board. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated December 10, 2024

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILEXION THERAPEUTICS CORP

Date: December 10, 2024	/s/ Ilan Hadar
	Name:	Ilan Hadar
	Title:	Chief Executive Officer